Exhibit 99

Knight Transportation Reports Revenue and Net Income for the Fourth Quarter Ended December 31, 2009

Knight Transportation (NYSE:  KNX), one of North America’s largest truckload carriers, reported revenue and earnings for the fourth quarter ended December 31, 2009.  Highlights included:

•	Revenue before fuel surcharge increased 0.2% to $143.9 million, compared to $143.6 million in the fourth quarter of 2008.

•	Diluted earnings per share of $0.16 from $0.19 in the fourth quarter of 2008.

•	Net income of $13.1 million, a decrease of 18.6% compared to $16.1 million in the fourth quarter of 2008.

For the quarter, revenue before fuel surcharge increased 0.2% to $143.9 million compared to $143.6 million in the fourth quarter of 2008. Total revenue decreased 4.0%, to $167.8 million from $174.8 million for the same quarter of 2008 due primarily to decreased fuel surcharge revenue as the U.S. average cost of diesel fuel per gallon during the fourth quarter of 2009 was $2.74 compared to $2.93 in the fourth quarter of 2008.  Net income decreased 18.6% to $13.1 million from $16.1 million for the same period of 2008. Net income per diluted share for the quarter was $0.16, compared to $0.19 for the same period of 2008, primarily as a result of increased fuel expense net of fuel surcharge.

For the year, revenue before fuel surcharge decreased 4.0%, to $571.5 million from $595.6 million for the year of 2008.  Net income decreased 10.1% to $50.6 million from $56.3 million for the year of 2008.  Net income per diluted share was $0.60 compared to $0.66 for the previous year.

The company previously announced a quarterly cash dividend of $0.05 per share to shareholders of record on December 4, 2009, which was paid on December 23, 2009.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“Although near-term challenges in the truckload industry remain, we are encouraged with the year-over-year improvement of our miles per tractor and the 10.6% increase in our total loads hauled for the fourth quarter as compared to the same period a year ago.  Miles per tractor in the fourth quarter increased 2.1%, as compared to the same period last year.  Throughout 2009, the year-over-year negative difference in miles per tractor narrowed as the year progressed until now being positive for the first time in many quarters.  Although significant improvement in miles per tractor is needed before rivaling the levels experienced a few years ago, we believe that our improvement in miles per tractor, especially without major reductions in our tractor count, is evidence that we are in the early stages of a turnaround in the truckload freight market.  Nevertheless, residual consequences remain from the oversupply of capacity in 2006, combined with the subsequent economic slowdown, and continue to manifest themselves through the year-over-year decline in revenue per mile.  Revenue per total mile before fuel surcharge decreased 2.2% from the same period a year ago.

“In the fourth quarter, equipment productivity, as measured by average revenue before fuel surcharge per tractor in the quarter, was nearly flat with a decrease of 0.1% from the year-ago period.  In 2009, the year-over-year difference in revenue before fuel surcharge per tractor in the fourth quarter compared favorably when compared sequentially to the declines of -4.5% in the third quarter, -8.1% in the second quarter, and -4.7% in the first quarter, when each quarter is compared to the same period last year.  Our non-paid empty mile percentage decreased by 6.5% to 11.5% from 12.3% in the year-ago period.  Our average length of haul decreased 8.0% to 458 miles from 498 miles in the same period last year.

“Net fuel expense has been significantly volatile over the past two years due to severe fluctuations in the price of diesel fuel.  This volatility has gone from a meaningful benefit in the end of 2008 and early 2009 to a detriment in the more recent quarters.

 “On a consolidated basis, Knight Transportation produced an operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge) of 85.4% in the fourth quarter of this year compared to 81.2% in the same period last year.  Knight Dry Van generated an operating ratio of 85.0%.  Knight Refrigerated generated an operating ratio of 85.2%.  Knight Brokerage generated an operating ratio of 92.8%.  We have made the decision to maintain our fleet size for longer-term strategy rather than short-term benefit that would have likely improved our near-term operating ratio.

 “We continue to be reminded of how challenging the current truckload environment is with the news of trucking company failures, despite having been in the seasonally stronger part of the year.  We expect the challenging truckload market to yield opportunities to continue to capture market share over time.  We believe we are well positioned to navigate the challenges of the current environment and thrive as the market improves when truckload capacity decreases and/or freight demand modestly increases.

“We continue to remain focused on refining our operating model to create additional efficiencies, offering customers a high level of service through our network of service centers and branches, and preparing for growth opportunities that will enhance the returns for our shareholders over time.  We continue to actively evaluate strategic opportunities that can create value for our stakeholders without undue risk.  We have significant financial flexibility and a strong balance sheet, with $520.0 million of stockholders’ equity, $97.8 million in cash and short-term investments, and zero debt at December 31, 2009.

 “In the quarter, our gain on the sale of equipment increased to $694,000 from $258,000 for the same period last year.  We continue to operate a relatively young fleet of late-model equipment that consists primarily of tractors equipped with 2007 U.S. EPA emission-compliant engines.  Our service center network allows us to efficiently maintain this equipment.  In 2010, we plan to continue a similar trade cycle and adopt the even cleaner burning engines which have just become available.”

The company will hold a conference call on January 27, 5:30 PM EDT, to further discuss its results of operations for the quarter ended December 31, 2009. The dial-in number for this conference call is 1-866-793-1299. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investors.knighttrans.com/presentations, “Fourth Quarter 2009 Conference Call Presentation.”

Knight Transportation, Inc. is a truckload carrier offering dry van, refrigerated, intermodal and brokerage services to customers through a network of service centers and branches located throughout the United States serving North America. As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies. The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	(Unaudited, in thousands, except per share amounts)

	2009	2008	2009	2008
REVENUE:
Revenue, before fuel surcharge	$143,916	$143,576	$571,496	$595,563
Fuel surcharge	23,874	31,183	80,225	171,372
TOTAL REVENUE	167,790	174,759	651,721	766,935

OPERATING EXPENSES:
Salaries, wages and benefits	48,471	52,479	198,815	210,939
Fuel expense - gross	38,965	40,762	140,385	237,893
Operations and maintenance	10,882	10,752	42,826	42,195
Insurance and claims	5,954	5,165	22,087	26,113
Operating taxes and licenses	2,690	3,639	13,450	14,941
Communications	1,254	1,505	5,407	5,873
Depreciation and amortization	17,920	18,087	71,444	69,821
Lease expense - revenue equipment	-	-	-	90
Purchased transportation	17,683	10,674	61,802	51,463
Miscellaneous operating expenses	2,943	4,727	13,509	14,949
	146,762	147,790	569,725	674,277
Income From Operations	21,028	26,969	81,996	92,658

Interest income	454	460	1,534	1,236
Other income/(expense)	-	(12)	365	194

Income Before Income Taxes	21,482	27,417	83,895	94,088
INCOME TAXES	8,338	11,278	33,332	37,827

NET INCOME	$13,144	$16,139	$50,563	$56,261
Net Income Per Share
- Basic	$0.16	$0.19	$0.61	$0.66
- Diluted	$0.16	$0.19	$0.60	$0.66
Weighted Average Shares Outstanding
- Basic	83,273	84,356	83,230	85,342
- Diluted	83,780	84,685	83,632	85,846

BALANCE SHEET DATA:
			12/31/09	12/31/08
ASSETS			(Unaudited, in thousands)
Cash and cash equivalents			$30,812	$22,027
Short term investments			66,942	31,877
Accounts receivable, net			73,430	70,810
Notes receivable, net			4,361	159
Assets held for sale and other current assets			15,829	13,258
Prepaid expenses			7,323	7,108
Income tax receivable			-	774
Current deferred tax asset			5,755	6,480
Total Current Assets			204,452	152,493

Property and equipment, net			461,039	472,228
Notes receivable, long-term			2,906	674
Goodwill			10,333	10,353
Intangible assets, net			114	176
Long-term deferred tax assets			-	5,877
Other assets and restricted cash			7,629	5,139

Total Assets			$686,473	$646,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable			$14,022	$6,195
Accrued payroll and purchased transportation			6,170	7,432
Accrued liabilities			11,199	6,273
Claims accrual - current portion			14,298	15,239
Dividend Payable			70	-
Total Current Liabilities			45,759	35,139

Claims accrual - long-term portion			12,421	15,236
Deferred income taxes			108,135	112,661
Total Long-term Liabilities			120,556	127,897

Total Liabilities			166,315	163,036

Common stock			833	834
Additional paid-in capital			115,348	108,885
Retained earnings			403,977	374,185
Total Shareholders' Equity			520,158	483,904

Total Liabilities and Shareholders' Equity			$686,473	$646,940

	Three Months Ended Dec 31,			Twelve Months Ended Dec 31,

	2009	2008		2009	2008
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$35,990	$36,014	-0.1%	$143,560	$150,543	-4.6%

Non-paid Empty Mile Percent	11.5%	12.3%	-6.5%	11.9%	11.8%	0.8%

Average Length of Haul	458	498	-8.0%	470	518	-9.3%

Operating Ratio**	85.4%	81.2%		85.7%	84.4%

Average Tractors - Total	3,751	3,815	-1.7%	3,744	3,770	-0.7%

Tractors - End of Quarter:
Company	3,407	3,514		3,407	3,514
Owner - Operator	329	185		329	185
	3,736	3,699		3,736	3,699

Trailers - End of Quarter	8,595	9,155		8,595	9,155

Net Capital Expenditures (in thousands)	($42)	$31,966		$55,704	$81,282

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands)***	$30,873	$52,650		$121,964	$165,695

* Includes dry van and refrigerated revenue excluding fuel surcharge, brokerage revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

*** Adjusted cash flow from operations of $30,873 for the quarter ended Dec 31, 2009 does not include $2,420 decrease in short-term trading investments, and adjusted cash flow from operations of $52,650 for the comparative quarter ended Dec 31, 2008 does not include $3,850 increase in short-term trading investments. These are the reconciling items needed to tie back to cashflow from operations.

*** Adjusted cash flow from operations of $121,964 for the twelve month period ended Dec 31, 2009 does not include $35,065 increase in short-term trading investments, and adjusted cash flow from operations of $165,695 for the comparative twelve month period ended Dec 31, 2008 does not include $24,257 increase in short-term trading investments. These are the reconciling items needed to tie back to cashflow from operations.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, CFO, at (602) 269-2000

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